Exhibit 10.1

Execution Version

November 3, 2019

Dear Daryl,

As you are aware, IBERIABANK Corporation (the “Corporation” and, together with IBERIABANK and its other affiliates from time to time, the “Bank”) is contemplating entering into definitive merger agreement (the “Merger Agreement”) under which the Corporation will merge with First Horizon National Corporation (“First Horizon”) (the “Proposed Transaction”). Capitalized terms used but not defined herein have the meaning assigned such terms in the Merger Agreement.

Reference is made to your amended and restated employment agreement by and among you, the Corporation and IBERIABANK, dated as of December 31, 2008 (your “IBERIABANK Employment Agreement”) and your chairman agreement by and between you and First Horizon, dated as of November 3, 2019 (your “Chairman Agreement”).

In recognition of your contributions to the Bank and of the fact that your continued service to the Bank is important to the success of the Proposed Transaction, the Corporation hereby agrees to grant to you a restricted stock award (the “Closing Incentive Award”) prior to the closing of the Proposed Transaction (the “Closing”). The number of shares underlying the Closing Incentive Award shall equal the quotient (rounded down to the nearest whole number) of $5,000,000, divided by the volume weighted average price for shares of Corporation common stock over the 10-trading day period immediately prior to the grant date, which will be November 18, 2019. The Closing Incentive Award shall vest in full on the date that is six months following the Closing, unless prior to such date you have voluntarily resigned your employment with First Horizon and its affiliates without Good Reason, or your employment with First Horizon and its affiliates has been terminated by First Horizon for Cause (in each case, as defined in your Chairman Agreement); provided that if the Merger Agreement is terminated prior to the occurrence of the Closing, then the Closing Incentive Award shall be forfeited. The shares under the Closing Incentive Award shall not be transferable by you as long as you serve as Executive Chairman of First Horizon and shall be subject to the repayment and recovery provisions set forth in Section 4(C) of the Chairman Agreement, but only if the conditions for repayment and recovery occur on or prior to the second anniversary of the Closing.

In connection with the Closing, the Closing Incentive Award shall automatically and without any required action on your part, cease to represent an equity award denominated in shares of Corporation common stock and shall be converted into an equity award denominated in shares of First Horizon common stock. The number of shares of First Horizon common stock subject to the converted Closing Incentive Award shall be equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Corporation common stock subject to the Closing Incentive Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b) of the Merger Agreement). For the avoidance of doubt, notwithstanding anything contained in the Merger Agreement, the Closing Incentive Award shall not vest in connection with the Closing, but shall instead continue to remain outstanding and eligible to vest in accordance with the terms specified herein.

For the avoidance of doubt, Sections 5(e)-(g) of your IBERIABANK Employment Agreement will remain in full force and effect with respect any excise taxes (including any interest and penalties) imposed under Section 4999 of the Code for which you may become liable in connection with any “parachute payment” (as described under Section 280G of the Code), including with respect to amounts and benefits paid or provided to you in connection with the Closing Incentive Award, the Chairman Agreement or otherwise in connection with the Proposed Transaction. You acknowledge and agree that Deloitte Tax LLP shall provide all calculations with respect to such Sections 5(e)-(g), including, without limitation, the determination of any amounts due to you thereunder.

In the event the Proposed Transaction is terminated without the Closing having occurred, this letter agreement shall automatically terminate be null and void ab initio.

No provisions of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer or officers as may be specifically designated by the boards of directors of the Corporation and IBERIABANK to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana. You and the Corporation and IBERIABANK hereby agree that Section 18 (Arbitration) of your IBERIABANK Employment Agreement shall apply to this letter agreement and is incorporated herein by reference. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

We thank you for the valuable contribution which you have made to the Bank and for your continued efforts following the Closing.

Yours truly,

IBERIABANK:

/s/ Michael Brown
Michael Brown
Vice Chairman and Chief Operating Officer

IBERIABANK CORPORATION:

/s/ Rick Maples
Rick Maples
Chairman, Board Compensation Committee

ACCEPTED AND AGREED:

/s/ Daryl G. Byrd
Daryl G. Byrd

[Closing Incentive Letter Signature Page]